Cannabis-Rx Provides Business Activity Update for Second Half of 2014

Adds eight investments to portfolio

SCOTTSDALE, Ariz.—(December 4, 2014)—Cannabis-Rx (CANA) opportunistically acquires, rehabilitates, sells and leases distressed real estate. The Company also caters to the property needs of the regulated cannabis industry, in states where such business is licensed and permitted. The Company today announces that in the second half of 2014 it acquired eight properties for an aggregate of $3.5 million. The properties are located in Washington, Colorado, Michigan, Florida and Arizona.

Cannabis-Rx acquired a 22,570 square foot warehouse located in Aurora, Colorado, which is properly zoned for a marijuana dispensary pursuant to the laws of the State of Colorado. Since July 1, Cannabis-Rx has sold 14 properties for total proceeds of $6,150,650. None of these properties were affiliated with the cannabis industry. The gross profit to the Company in relation to those sales was $619,879. The properties were located in Florida, Washington, California and Illinois.

“We continue to make solid progress selectively acquiring distressed properties at a significant discount to replacement cost and leveraging our proven real estate expertise to unlock incremental value,” said Llorn Kylo, Chief Executive Officer of Cannabis-Rx. “We remain confident in our ability to maximize the value of the properties in our portfolio and we are very positive on the fundamentals driving the growth of the regulated cannabis space. With recent voting efforts successfully legalizing cannabis for recreational use in Oregon and Alaska on the state level and allowing possession for recreational use in Washington D.C., we are closely evaluating investment opportunities in those regions.”

Cannabis-Rx’s current portfolio consists of 31 properties located across Arizona, Washington, California, Florida, Illinois and Michigan. 11 properties are currently listed for sale, five are under contract to be sold, 14 are in the process of being rehabilitated, and one is leased.

About Cannabis-Rx, Inc.

Cannabis-Rx (CANA) opportunistically acquires, rehabilitates, sells and leases distressed real estate. The Company also caters to the property needs of the regulated cannabis industry, in states where such business is licensed and permitted. In addition to strategically purchasing properties at a significant discount to replacement cost and rehabilitating the assets to enhance their value, the Company provides licensed cannabis-based businesses with capital and real estate opportunities to advance their growth objectives. The Company does not, nor does it intend to, grow, distribute or sell cannabis. For additional information, please visit www.cannabis-rx.co

Contact:

Cannabis-Rx, Inc.
Phil Denning and Jason Chudoba, 203-682-8200
cannabisrx@icrinc.com
cannabis-rx.co